Exhibit 99.1

Franklin Parent, LLC
and Subsidiary

Consolidated Financial Statements

December 31, 2017 (Unaudited),
2016 (Audited), and 2015 (Unaudited)

Franklin Parent, LLC and Subsidiary

Independent Accountant’s Compilation Report

To the Members
Franklin Parent, LLC and Subsidiary
Sandy Springs, Georgia

Management is responsible for the accompanying consolidated financial statements of Franklin Parent, LLC and Subsidiary, which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of operations, members’ equity (deficit), and cash flows for the year then ended, and the related notes to the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  We have performed a compilation engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA.  We did not audit or review the financial statements, nor were we required to perform any procedures to verify the accuracy or the completeness of the information provided by management, and we do not express an opinion, a conclusion, nor provide any form of assurance on these financial statements.

The December 31, 2016, consolidated financial statements were audited by us and we expressed an unmodified opinion on them in our report dated February 18, 2017.  We have not performed any auditing procedures since that date.

The December 31, 2015, consolidated financial statements were compiled by us.  We did not audit or review those consolidated financial statements and, accordingly, express no opinion or other form of assurance on them.

Memphis, Tennessee
February 26, 2018

Franklin Parent, LLC and Subsidiary

Consolidated Balance Sheets	December 31, 2017 (unaudited) and 2016 (audited)

ASSETS

	2017	2016
Current assets
Cash and cash equivalents	$31,171	$89,121
Accounts receivable	11,147	5,919
Due from related party	5,631	5,631

Total current assets	47,949	100,671

Real estate facilities, net	5,438,619	5,737,258

Total assets	$5,486,568	$5,837,929

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$3,675	$5,320
Due to related party	2,717	2,717
Due to management company	11,929	9,200
Prepaid rents	26,993	23,025

Total current liabilities	45,314	40,262

Notes payable
Construction note	5,062,069	4,904,204
Mezzanine note	667,870	666,840

Total liabilities	5,775,253	5,611,306

Members' equity (deficit)	(288,685)	226,623
Total liabilities and members' equity (deficit)	$5,486,568	$5,837,929

See independent accountant’s compilation report and accompanying notes to the consolidated financial statements.

Franklin Parent, LLC and Subsidiary

For the years ended December 31, 2017 (unaudited)
and 2016 (audited), and for the
Consolidated Statements of Operations	period from June 17, 2015 to December 31, 2015(unaudited)

	2017	2016	2015

Revenues
Self-storage facilities	$488,973	$114,701	$-
Ancillary operations	36,034	12,361	-

Total revenues	525,007	127,062	-

Operating expenses
Self-storage cost of operations	216,588	112,359	-
Depreciation	298,639	174,206	-
General and administrative	123,711	66,897	-

Total operating expenses	638,938	353,462	-

Operating loss	(113,931)	(226,400)	-

Interest expense	401,377	219,198	-

Net loss	$(515,308)	$(445,598)	$-

See independent accountant’s compilation report and accompanying notes to the consolidated financial statements.

Franklin Parent, LLC and Subsidiary

For the years ended December 31, 2017 (unaudited)
and 2016 (audited), and for the
Consolidated Statements of Members’ Equity (Deficit)	period from June 17, 2015 to December 31, 2015(unaudited)

	Class A		Class B
	Units	Amount	Units	Amount	Total

Members' equity at July 17, 2015	-	$-	-	$-	$-

Issuance of membership interests	501	672,221	499	-	672,221

Net income	-	-	-	-	-

Members' equity at December 31, 2015	501	672,221	499	-	672,221

Net loss	-	(227,255)	-	(218,343)	(445,598)

Members' equity (deficit) at December 31, 2016	501	444,966	499	(218,343)	226,623

Net loss	-	(258,169)	-	(257,139)	(515,308)

Members' equity (deficit) at December 31, 2017	501	$186,797	499	$(475,482)	$(288,685)

See independent accountant’s compilation report and accompanying notes to the consolidated financial statements.

Franklin Parent, LLC and Subsidiary

For the year ended December 31, 2017 (unaudited)
and 2016 (audited), and for the
Consolidated Statements of Cash Flows	period from June 17, 2015 to December 31, 2015 (unaudited)

	2017	2016	2015
Operating activities:
Net loss	$(515,308)	$(445,598)	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	298,639	174,206	-
Amortization of loan costs	9,196	5,046	-
Interest expense capitalized to note payable	147,447	214,152	-
Change in operating assets and liabilities:
Accounts receivable	(5,228)	(5,919)	-
Due from related party	-	(5,631)	-
Accounts payable	(1,645)	5,320	-
Due to related party	-	(307)	3,024
Due to management company	2,729	9,200	-
Prepaid rent	3,968	23,025	-

Net cash used in operating activities	(60,202)	(26,506)	3,024

Investing activities:
Construction of real estate facilities	-	(2,857,881)	(2,860,708)

Net cash used in investing activities	-	(2,857,881)	(2,860,708)

Financing activities:
Proceeds from issuance of notes payable	2,252	2,510,173	2,648,798
Member contributions	-	-	672,221

Net cash provided by financing activities	2,252	2,510,173	3,321,019

Net increase (decrease) in cash and cash equivalents	(57,950)	(374,214)	463,335

Cash and cash equivalents, beginning of year	89,121	463,335	-

Cash and cash equivalents, end of year	$31,171	$89,121	$463,335

Supplemental Disclosure of Cash Flow Information

Cash paid for interest	$244,734	$-	$-

Supplemental Disclosure of Noncash Investing and Financing Activities

Interest capitalized to real estate facilities funded by note payable	$-	$114,435	$78,440

See independent accountant’s compilation report and accompanying notes to the consolidated financial statements.

Franklin Parent, LLC and Subsidiary

December 31, 2017 (unaudited),
Notes to the Consolidated Financial Statements	2016 (audited), and 2015 (unaudited)

Note 1 – Organization and Business Activity

Franklin Parent, LLC (the "Company"), a Georgia limited liability company, was formed on June 17, 2015.  The Company operates 727 self-storage units in Marietta, Georgia through its wholly-owned subsidiary Franklin Owner, LLC.  Franklin Owner, LLC was established to acquire, develop, and construct a self-storage facility for the purpose of obtaining rental income and long-term appreciation.  The self-storage facility offers space for lease, generally on a month-to-month basis, for personal and business use and ancillary activities, such as merchandise sales and tenant reinsurance, to tenants at the self-storage facility.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting

The consolidated financial statements are presented on an accrual basis in accordance with U.S. generally accepted accounting principles (“GAAP”) as defined in the Financial Accounting Standards Board Accounting Standards Codification (the “Codification”).

Principles of Consolidation

The consolidated financial statements include the accounts of Franklin Parent, LLC and Franklin Owner, LLC. All significant intercompany accounts and transactions have been eliminated in these consolidated financial statements.

Cash Equivalents

All highly liquid investments purchased with an initial maturity of less than three months are considered cash equivalents.

Real Estate Facilities

Real estate facilities are recorded at cost.  All costs incurred to develop, construct, renovate, and improve facilities, including interest and property taxes incurred during the construction period are capitalized.  No provision for depreciation is made on construction in progress until the relevant assets are completed and put into use.  Transaction costs associated with acquisitions or dispositions of real estate, as well as repairs and maintenance costs, are expensed as incurred.  Buildings and improvements are depreciated on a straight-line basis over estimated useful lives ranging generally between 5 to 39 years.

Revenue and Expense Recognition

Revenues from self-storage facilities, which is primarily composed of rental income earned pursuant to month-to-month leases for storage space, as well as associated late charges and administrative fees, are recognized as earned.  Promotional discounts reduce rental income over the promotional period, which is generally one month.  Ancillary revenues and interest and other income are recognized when earned.

The Company accrues for property tax expense based upon actual amounts billed and, in some circumstances, estimates when bills or assessments have not been received from the taxing authorities. Cost of operations, general and administrative expense, interest expense, as well as advertising expenditures are expensed as incurred.

Franklin Parent, LLC and Subsidiary

December 31, 2017 (unaudited),
Notes to the Consolidated Financial Statements	2016 (audited) and 2015 (unaudited)

Note 2 – Summary of Significant Accounting Policies (continued)

Income Taxes

As a limited liability company, the Company is not a taxpaying entity for federal income tax purposes. Accordingly, the Company’s taxable income or loss is allocated to its members in accordance with their respective percentage ownership.  Therefore, no provision or liability for income taxes has been included in the accompanying consolidated financial statements.

Based on the evaluation of the Company’s tax positions, management believes that all positions taken would more likely than not be upheld under examination.  Therefore, no provision for the effects of uncertain tax positions has been recorded for the years ended December 31, 2017 and 2016 or the period ended December 31, 2015.  The Company identifies its major tax jurisdictions as U.S. federal and Georgia state jurisdictions.  The Company is not currently under tax examination.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Subsequent Events

Management has evaluated subsequent events through February 26, 2018, the date the consolidated financial statements were available to be issued.

Note 3 – Real Estate Facilities

Real estate facilities consisted of the following at December 31, 2017 and 2016:

	2017	2016

Land	$720,249	$720,249
Buildings	4,333,705	4,333,705
Furniture and fixtures	853,443	853,443
Equipment	4,067	4,067
Construction in progress	-	-

Total real estate facilities	5,911,464	5,911,464
Accumulated depreciation	(472,845)	(174,206)

Real estate facilities, net	$5,438,619	$5,737,258

Depreciation expense for the period	$298,639	$174,206

Franklin Parent, LLC and Subsidiary

December 31, 2017 (unaudited),
Notes to the Consolidated Financial Statements	2016 (audited) and 2015 (unaudited)

Note 3 – Real Estate Facilities (continued)

On June 25, 2015, Franklin Owner, LLC purchased 3.719 acres for the development and construction of a self-storage facility in Marietta, Georgia.  The 727-unit facility was completed and put in service on May 24, 2016.  During the year ended December 31, 2016, and during the period ended December 31, 2015, the Company capitalized $114,435 and $78,440, respectively, in interest cost incurred on funds used to construct real estate facilities.

Note 4 – Long-Term Debt

Construction Note

On June 25, 2015, Franklin Owner, LLC entered into a promissory note with Jernigan Capital Operating Company, LLC, Class B member of Franklin Parent, LLC, in the amount not to exceed $5,377,778.  The note requires monthly installments of interest at 6.9% per annum through maturity on July 1, 2021, at which time any outstanding balance will be due and payable in full.  The face value of the note was reduced by $53,778 in debt issuance costs, resulting in an effective interest rate on the note of approximately 7.1%.

This promissory note is secured by real estate facilities, assignment of leases and rents, guaranty of recourse obligations and completion guaranty executed by RRB Development, LLC and James A. Berry, jointly and severally, environmental compliance and indemnification agreement, and assignment of construction documents.

As of December 31, 2017 and 2016, the value of the loan was recorded as follows:

	2017	2016
Principal amount	$5,097,148	$4,947,449
Loan costs	(35,079)	(43,245)
Construction note, net of loan costs	$5,062,069	$4,904,204

Mezzanine Note

On June 25, 2015, Franklin Parent, LLC entered into a promissory note with Jernigan Capital Operating Company, LLC, Class B member of Franklin Parent, LLC, in the amount of $672,222.  The note requires monthly installments of interest at 6.9% per annum through maturity on July 1, 2021, at which time any outstanding balance will be due and payable in full.  The face value of the note was reduced by $6,722 in debt issuance costs, resulting in an effective interest rate on the note of approximately 7.1%.

This promissory note is secured by first priority security interest and assignment of 100% member interests in Franklin Owner, LLC, assignment of leases and rents, guaranty of recourse obligations and completion guaranty executed by RRB Development, LLC and James A. Berry, jointly and severally, environmental compliance and indemnification agreement, and assignment of construction documents.

As of December 31, 2017 and 2016, the value of the loan was recorded as follows:

	2017	2016
Principal amount	$672,222	$672,222
Loan costs	(4,352)	(5,382)
Mezzanine note, net of loan costs	$667,870	$666,840

Franklin Parent, LLC and Subsidiary

December 31, 2017 (unaudited),
Notes to the Consolidated Financial Statements	2016 (audited) and 2015 (unaudited)

Note 5 – Members’ Equity

As of December 31, 2017, 2016, and 2015, a total of 1,000 units of membership were held by members of Franklin Parent, LLC, with the Class A member holding 501 units and the Class B member holding 499 units.  Class A membership units retain all voting rights while both Class A membership units and Class B membership units have interests in profits and losses and cash flows of the Company.

Cash flows are to be distributed to members with the following priority:

1)	To the Class A member in an amount equal to 6.9% (“Class A Return”) of the Class A member’s equity investment;

2)	Any remaining cash flows shall be distributed 49.9% to the Class B member and 50.1% to the Class A member.

Capital proceeds from the sale or any refinancing of Franklin Parent, LLC, Franklin Owner, LLC, or real estate facilities shall be distributed to the members with the following priority:

1)	The amount of any current Class A Return for the immediately preceding period shall be distributed to the Class A member;

2)	The amount of any accrued, but unpaid Class A Return for prior periods shall be distributed to the Class A member;

3)	The amount of any unreturned Class A equity investment shall be distributed to the Class A member; and

4)	Any remaining amount shall be distributed 49.9% to the Class B member and 50.1% to the Class A member.

As of December 31, 2017, the cumulative, unpaid Class A Return was $116,911.

Note 6 – Management Agreement

The Company is managed by CubeSmart Asset Management, LLC, an unaffiliated entity, for a fee equal to the greater of 5% of gross revenues or $2,000 per month. Management fees incurred were $26,797 and $12,000 for the years ended December 31, 2017 and 2016, respectively.

Note 7 – Related Party Transactions

On June 25, 2015, Franklin Parent, LLC and Franklin Owner, LLC entered into promissory notes with Jernigan Capital Operating Company, LLC, Class B member of Franklin Parent, LLC, in the amounts of $5,377,778 and $672,222, respectively (see Note 4).  During the years ended December 31, 2017 and 2016, and the period ended December 31, 2015, the Company incurred interest on these notes totaling $392,181, $328,587, and $78,440, respectively, of which, $147,447, $328,587, and $78,400, respectively, were added to the balance of the outstanding notes.

During the year ended December 31, 2016, and the period ended December 31, 2015, the Company paid development fees to RRB Development, LLC, a company related by common ownership, of $155,530 and $77,765, respectively.  These fees were capitalized as costs to construct the real estate facilities.